Exhibit 99.1

Press Release Dated July 1, 2005

July 1, 2005

FARMERS CAPITAL BANK CORPORATION

HAS REACHED AN AGREEMENT TO

ACQUIRE CITIZENS BANCORP, INC.

Farmers Capital Bank Corporation (“Farmers”) has announced the signing of an Agreement and Plan of Merger (the “Agreement”) with Citizens Bancorp, Inc. (“Citizens”) whereby Citizens would be merged into a subsidiary of Farmers in a cash and stock transaction valued at $38,000,000. Citizens is the parent corporation of Citizens Bank of Northern Kentucky, Inc.

Commenting on the proposed acquisition, Tony Busseni, President of Farmers, stated, “We are pleased and excited with the opportunity to become affiliated with the Citizens management team and Board of Directors and become partners with them in the growth of this vibrant organization in the expanding Northern Kentucky banking market.”

David Van Horn, President of Citizens, said, “This strategic partnership gives us the strength of Farmers Capital Bank Corporation and the ability to leverage that strength in conjunction with our community bank business model to provide our customers with an absolute state of the art personal banking experience! This partnership will allow us to effectively offer one to one service with the power and sensitivity of a corporate partner that understands the true appeal of the community banking experience.”

Pending the required approvals from the appropriate regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, this transaction is expected to close during the third quarter of 2005. As of March 31, 2005, Citizens Bank had total deposits of $165,000,000.

Farmers is a financial holding company headquartered in Frankfort, Kentucky. The company operates 27 banking locations in 16 communities throughout Kentucky, a mortgage company, a leasing company, a data processing company and an insurance company and had total deposits of $1,146,000,000 as of March 31, 2005. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small Cap Market tier, under the symbol FFKT.

Citizens is a bank holding company headquartered in Newport, Kentucky, Citizens Bank operates six offices located in Campbell and Kenton Counties in Kentucky.

Certain Statements contained in this news release, including without limitation statements including the word “believes,” “anticipates,” “intends,” “pending,” “would,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the parties to be materially different from any future results, performance or achievements of the parties expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The parties disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.